Exhibit 99.1
APRIL 19, 2011 — NOCOPI TECHNOLOGIES, INC. ANNOUNCES MAJOR LICENSING AGREEMENTS WITH INTERNATIONAL AND NATIONAL CHILDREN’S CONSUMER PRODUCTS COMPANIES; NEW INITIATIVES FOR GAINING INCREASED REVENUES IN THE RETAIL LOSS PREVENTION MARKET
WEST CONSHOHOCKEN, Pa., April 19 /PRNewswire-FirstCall/ — Michael A. Feinstein, M.D., Chairman and CEO of Nocopi Technologies, Inc. (OTCQB: NNUP), today announced the commercialization of new business relationships in the entertainment and toy product markets. Among others, Nocopi established a license in the second quarter of 2010 with a major children’s consumer products company that develops art products and children’s games. This company has grown to become a leading creative kids craft resource in the US marketplace today.
In addition, Nocopi initiated a relationship with an international purveyor of colored pencils and art supplies in the third quarter of 2010. The agreement involves sales of children’s games and puzzle books developed utilizing Nocopi’s ink and printing technologies. Both of these relationships are anticipated to generate increasing revenues in 2011.
In late March 2011, Nocopi completed a multi-year license agreement with Ideopolis LLC, a designer of creative educational products for children marketed under the brand name Alphabotz®. The company was granted exclusive rights to market certain products incorporating Nocopi’s Rub-it & Color ink technology in a specific vertical market in the United States.
Randy Barton a Principal at IDEOPOLIS commented: “We are very pleased to announce that we have produced a new product for the medical industry called Alphabotz® Scratch-N-Color Wait-Time Playbooks. These fun, safe, sanitary, and mess-free activity booklets can be distributed by medical facilities to help entertain kids while they wait in the emergency room, or any medical waiting room (www.alphabotz.com/playbooks).”
“To maintain a competitive edge in the marketplace, at a later date Nocopi will be announcing more details about these important agreements and the companies that we are now working with” said Dr. Feinstein.
All three licensing agreements are the result of Nocopi’s ongoing efforts in product research and development. Innovative new products developed through the utilization of Nocopi’s ink and printing technologies should be on shelves in 2011.
“These are very exciting times for Nocopi,” said Dr. Feinstein. “We have been successful this year in acquiring new accounts and have renewed agreements with existing accounts in the United States. We continue to work on development of new innovative products for children of all ages utilizing Nocopi’s ink and printing technologies.

Nocopi Technologies, Inc. is also in the business of developing solutions against counterfeiting, product diversion, document security, and authentication via patented technologies (including invisible inks, color changing inks, reactive thread and document security paper products).
Dr. Feinstein further stated, “We are also developing special ink and printing technology initiatives for new security products for use in the retail loss prevention market. We are pleased that the sales of our inks and technologies for retail loss prevention increased in 2010 as compared to 2009. In fact, as of July 1, 2010, our sales of security inks surpassed the sales in all of 2009. We have new licensing agreements with two new accounts which in addition to existing accounts in the US and Canada has resulted in an increase in security ink orders. We have created new inks to supply additional security for retail loss prevention. We are pleased that our security business revenues have increased. We expect even more growth in 2011.”
FORWARD-LOOKING INFORMATION
The foregoing contains forward-looking information within the meaning of The Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve certain risks and uncertainties. Actual results may differ materially from such forward-looking statements (a summary of which may be found in the Company’s Annual Report on Form 10-K for the year ended December 31, 2010 filed with the SEC on March 31, 2011 under the caption “Risk Factors”). The Company does not undertake to publicly update or revise its forward-looking statements even if experience or future changes make it clear that any projected results (expressed or implied) will not be realized.
Contact: Rudolph Lutterschmidt, Chief Financial Officer, Nocopi Technologies, Inc., (610) 834-9600. Source: Nocopi Technologies, Inc.